EXHIBIT 99.2

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Accelerates Vesting
of Employee Stock Options

    CONCORD, NEW HAMPSHIRE, October 28, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) announced today that the company has accelerated the vesting of unvested and "out of the money" stock options previously awarded to officers, directors and employees that had exercise prices greater than $5.29 per share, the closing price on October 27, 2005, which is the effective date of the acceleration.

    As a result of this action, options to purchase approximately 333,600 shares of Rock of Ages Class A Common Stock which would otherwise have vested over the next 48 months have become immediately exercisable. These represent all of the total outstanding unvested option shares and approximately 60% of the total outstanding option shares. The weighted average exercise price of the accelerated options is $6.61 per share and is not reduced or otherwise changed for any option holder by the accelerated vesting.

    In order to prevent unintended benefits to officers and directors, restrictions will be imposed on any shares received through the exercise of accelerated options by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the original vesting date of the option.

    As a result of the accelerated vesting of out of the money stock options in advance of the effective date of Statement of Financial Accounting Standards (SFAS) No. 123R, the Company expects to reduce the stock option expense it otherwise would be required to record. The reduction in pre-tax expense is expected to be approximately $1.0 million. This consists of a $473,000 reduction in 2006, a $318,000 reduction in 2007, a $203,000 reduction in 2008 and a $54,000 reduction in 2009.

    "By reducing the company's reported compensation expense in future periods in light of new accounting regulations that will take effect in 2006, we believe that the acceleration is in the best interests of our stockholders," said Kurt Swenson, Chairman and CEO. "In addition, because the accelerated options are out of the money, with exercise prices in excess of current market values, they may not be fully achieving their original objectives of incentive compensation and employee retention. We believe the acceleration may have a positive effect on employee morale and retention."

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended July 2, 2005. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.